For Further Information:


Contact: Sandy Seth, President, COO;     Investor Relations
ir@craftclick.com                        Contact:Sanjay Sabnani; Chief
                                         Investment Officer; sanjay@vencat.com
CraftClick.com                           Venture Catalyst Inc.
432 Culver Boulevard                     3420 Ocean Park Boulevard, Suite 3020
Playa Del Rey, CA 90293                  Santa Monica, CA 90405
(310)-827-3500                           (310) 399-4059
(310) 827-8111  Fax                      (310) 399-3431 Fax


  CraftClick.com Announces Acquisition of CraftNetVillage.com

Leading Online Arts and Crafts Site to be integrated into the CraftClick.com
  Network.

CraftNetVillage.com's CEO and head of sales, experienced industry professionals will join CraftClick.com.

Acquisition adds CraftNetVillage's registered user base of thousands of craftspeople and crafts suppliers to the expanding CraftClick.com community.

PLAYA DEL REY -- January 27, 2000 -- CraftClick.com (OTC BB: CTCK) announced today the acquisition of CraftNetVillage.com, a leading web site devoted to Arts and Crafts amateurs and professionals.

Additionally, Chris Larson, CEO of CraftNetVillage.com and Greg Pedersen, CraftNetVillage.com's Vice President of Sales and Marketing, will join CraftClick.com as Vice President Business Development and Internet Operations, and Director of Sales and Marketing respectively.

Milwaukee-based CraftNetVillage.com has built a loyal following of craftspeople worldwide seeking Arts and Crafts products, projects, information and advice. One of the first large-scale online Arts and Crafts destinations, CraftNetVillage.com has served to bring craftspeople and craft merchants together on the Internet for almost 5 years.

Commenting on the acquisition, CraftNetVillage.com's CEO, Chris Larson, stated "I am thrilled that we have been acquired by CraftClick.com, and that will become a part of CraftClick.com's rapidly growing community. As a craft industry veteran, I have watched CraftClick.com's emergence with great interest. The market for Arts and Crafts items, estimated at approximately $14 billion three years ago in the United States alone, provides an incredible opportunity for online success worldwide. Over a short period of time, CraftClick.com has established itself as the best source of all things related to Arts and Crafts; products, projects and community."

Mr. Larson continued, "I am also pleased to come on board CraftClick.com with two of my colleagues from CraftNetVillage.com, Greg Pedersen and Katie Peska. We intend to help CraftClick.com become known worldwide as the "one-stop" online place for all things involving crafts.

Peter Yollin, CEO of CraftClick.com, stated, "We are extremely happy to make this acquisition of CraftNetVillage.com, and we would like to welcome our new corporate staff members to our growing family. This acquisition is a great achievement for us, providing CraftClick.com with a popular online community, and a large, established and extremely targeted user base of craftspeople and suppliers. The addition of Chris, Greg and Katie to our staff further increases our collective experience and knowledge of the world of crafts, essential to our goal of becoming the most comprehensive Arts and Crafts destination in the world."

Mr. Yollin continued, "Through this acquisition, we are realizing a key component of our strategy, which is to build an extensive online community of crafters who, through our proprietary software, can quickly and easily build their own e-commerce enabled homepages to sell their own products and services online. We look forward to introducing the hundreds of thousands of members and visitors to CraftNetVillage.com to the benefits of CraftClick.com.

Chris Larson, CraftClick.com's new Vice President Business Development and Internet Operations, co-founded CraftNetVillage.com in 1995. Mr. Larson spent 5 years in Marketing Communications with David Larson Productions, Inc., working exclusively in the craft industry. David Larson Productions, Inc. produces craft how-to television programming for public and commercial television. Craftnetvillage.com was developed by David Larson Productions under Mr. Larson's direction. Mr. Larson then spent two and 1/2 years as Director of Operations at Starkmedia, a leading web site developer in the Midwest. During that period, Mr. Larson led an investment group to acquire, re-develop and operate craftnetvillage.com where he served as CEO.

Greg Pedersen, CraftClick.com's new Director of Sales and Marketing, has been with Craftnetvillage.com as Vice-President of Sales & Marketing since spring of 1999. Greg led craftnetvillage.com's advertising program, which centered on coordinating sponsorships in multiple crafting areas. Prior to joining craftnetvillage.com, Mr. Pedersen spent 2 Years with Avis Rental Car as a Regional Account Executive and 12 Years in Sales & Marketing in the Grocery and Food Service industries.


CraftClick.com recently announced that Leslie Linsley, the syndicated writer and author of "Crafts for Dummies", has joined CraftClick.com as the Company's official Spokesperson and Editorial Director. Ms. Linsley has written more than 60 books on crafts, a weekly newspaper column for 12 years, and has served as a contributing editor to a dozen magazines. She appears regularly on national television and radio shows, and also owns two stores devoted to handcrafts.

About CraftClick.com

CraftClick.com (www.craftclick.com), the ultimate online Arts & Crafts destination, offers amateur and professional craftspeople worldwide a wealth of Arts & Crafts related content, as well as robust e-commerce capabilities, including free commerce-enabled Web pages and free email. CraftClick.com's extensive project and information library contains more than 15,000 fun and creative projects, and its Superstore offers convenient one-stop shopping for several hundred thousand Arts & crafts supplies.

CraftClick.com is also positioning itself as the ultimate virtual exchange through its wholly-owned exchange portal, BuyIt.com ( www.buyit.com). BuyIt.com includes the BuyIt Auction, the BuyItMall, and an extensive online product network. The BuyIt Auction, a member of the FairMarket Network of auction sites, is an online person-to-person auction that is positioned to become the premier "auction of the communities," through co-branding, white labeling and the formation of other strategic alliances. The BuyItMall offers specialty retailers an opportunity to generate an e-commerce Web presence and benefit from the exposure of the BuyIt community. Recent additions to the BuyIt.com online network include BuyIt Kidz, with products and content supplied by eToys.com; BuyIt Health, with products and content supplied by PlanetRX.com; and BuyIt Travel, powered by Travelocity.

For more information, contact Sanjay Sabnani (310-399-4059/sanjay@vencat.com) at Venture Catalyst; or Sandy Seth (310-827-3500/ir@craftclick.com) at CraftClick.com.